                                                            [Execution Copy]



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                            ASSET PURCHASE AGREEMENT

                                      among

                                 MAGNETEK, INC.,
                             MAGNETEK CONTROLS, INC.

                                       and

                        CONTROLS ACQUISITION CORPORATION
                    -----------------------------------------

                            Dated as of June 17, 1994
                    -----------------------------------------

                         SALE OF MAGNETEK CONTROLS, INC.
                      AND THE MAGNETEK TRANSDUCERS DIVISION


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

                                TABLE OF CONTENTS
                                -----------------
                                                                           PAGE
                                                                           ----

ARTICLE I        DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   1

          1.1    Certain Defined Terms . . . . . . . . . . . . . . . . . .   1
          1.2    Other Definitional Provisions . . . . . . . . . . . . . .   7

ARTICLE II       CLOSING; PURCHASE PRICE ADJUSTMENT. . . . . . . . . . . .   7

          2.1    Sale and Transfer of the Assets . . . . . . . . . . . . .   7
          2.2    Assets Not Transferred. . . . . . . . . . . . . . . . . .   9
          2.3    Assumed Liabilities . . . . . . . . . . . . . . . . . . .  10
          2.4    Closing . . . . . . . . . . . . . . . . . . . . . . . . .  13
          2.5    Purchase Price Adjustment . . . . . . . . . . . . . . . .  14
          2.6    Tax Allocation. . . . . . . . . . . . . . . . . . . . . .  17
          2.7    Sales and Use Tax . . . . . . . . . . . . . . . . . . . .  17

ARTICLE III      CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . .  18

          3.1    Buyer's Obligation. . . . . . . . . . . . . . . . . . . .  18
          3.2    Sellers' Obligation . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . .  21

          4.1    Authority; Corporate Matters;
                 No Conflicts; Governmental Consents . . . . . . . . . . .  21
          4.2    Financial Statements; Absence of Changes. . . . . . . . .  22
          4.3    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          4.4    Assets Other than Real Property Interests . . . . . . . .  25
          4.5    Real Property . . . . . . . . . . . . . . . . . . . . . .  26
          4.6    Intellectual Property . . . . . . . . . . . . . . . . . .  27
          4.7    Contracts . . . . . . . . . . . . . . . . . . . . . . . .  28
          4.8    Litigation; Decrees . . . . . . . . . . . . . . . . . . .  29
          4.9    Employee and Related Matters. . . . . . . . . . . . . . .  30
          4.10   Environmental Matters . . . . . . . . . . . . . . . . . .  30
          4.11   Employee and Labor Relations. . . . . . . . . . . . . . .  31
          4.12   Assets Owned by Affiliates. . . . . . . . . . . . . . . .  31
          4.13   Compliance with Law; Governmental Authorizations. . . . .  32
          4.14   Assets of the Business. . . . . . . . . . . . . . . . . .  32

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . .  32

          5.1    Authority; No Conflicts; Governmental Consents. . . . . .  32
          5.2    Actions and Proceedings, Etc. . . . . . . . . . . . . . .  33
          5.3    Inconsistent Representations. . . . . . . . . . . . . . .  33

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ARTICLE VI       COVENANTS OF SELLERS. . . . . . . . . . . . . . . . . . .  34

          6.1    Access. . . . . . . . . . . . . . . . . . . . . . . . . .  34
          6.2    Ordinary Conduct. . . . . . . . . . . . . . . . . . . . .  35
          6.3    Insurance . . . . . . . . . . . . . . . . . . . . . . . .  35
          6.4    Title Commitment. . . . . . . . . . . . . . . . . . . . .  35
          6.5    Acquisition Proposals . . . . . . . . . . . . . . . . . .  36
          6.6    Accounts Receivable . . . . . . . . . . . . . . . . . . .  36
          6.7    Disclosure of Information; Non-Competition. . . . . . . .  37
          6.8    Assets. . . . . . . . . . . . . . . . . . . . . . . . . .  38
          6.9    Removal of Liens. . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VII      COVENANTS OF BUYER. . . . . . . . . . . . . . . . . . . .  39

          7.1    Confidentiality . . . . . . . . . . . . . . . . . . . . .  39
          7.2    Accounts Receivable . . . . . . . . . . . . . . . . . . .  39
          7.3    Excluded Assets . . . . . . . . . . . . . . . . . . . . .  40
          7.4    Insurance . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VIII     MUTUAL COVENANTS. . . . . . . . . . . . . . . . . . . . .  40

          8.1    HSR Filings; Permits and Consents . . . . . . . . . . . .  40
          8.2    Cooperation . . . . . . . . . . . . . . . . . . . . . . .  41
          8.3    Publicity . . . . . . . . . . . . . . . . . . . . . . . .  42
          8.4    Reasonable Efforts. . . . . . . . . . . . . . . . . . . .  42
          8.5    Records . . . . . . . . . . . . . . . . . . . . . . . . .  42
          8.6    Access to Former Business Records . . . . . . . . . . . .  42
          8.7    Use of Trademark and Trade Names. . . . . . . . . . . . .  43
          8.8    Required Modifications or Replacements of Products. . . .  43
          8.9    Assumed Litigation. . . . . . . . . . . . . . . . . . . .  44
          8.10   Waiver of Bulk Sales Law Compliance . . . . . . . . . . .  45
          8.11   Further Instruments and Assurances. . . . . . . . . . . .  45

ARTICLE IX       EMPLOYEE BENEFIT MATTERS. . . . . . . . . . . . . . . . .  46

          9.1    Employee Retention. . . . . . . . . . . . . . . . . . . .  46
          9.2    Employee Benefit Plans. . . . . . . . . . . . . . . . . .  46
          9.3    Vacation and Holiday Pay. . . . . . . . . . . . . . . . .  47
          9.4    Access to Information . . . . . . . . . . . . . . . . . .  47
          9.5    No Third Party Beneficiary. . . . . . . . . . . . . . . .  47

ARTICLE X        INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .  48

          10.1   Indemnification by Sellers. . . . . . . . . . . . . . . .  48
          10.2   Indemnification by Buyer. . . . . . . . . . . . . . . . .  48
          10.3   Indemnification for Environmental Matters.. . . . . . . .  49
          10.4   Losses Net of Insurance, Etc. . . . . . . . . . . . . . .  50
          10.5   Termination of Indemnification. . . . . . . . . . . . . .  51
          10.6   Procedures Relating to Indemnification (Other than
                 for Tax Claims) . . . . . . . . . . . . . . . . . . . . .  51

          10.7   Procedures Relating to Indemnification of Tax Claims. . .  53
          10.8   Survival of Representations . . . . . . . . . . . . . . .  54
          10.9   Parties Free to Refer to Obligations of the Other . . . .  54
          10.10  Interest. . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE XI       GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . .  54

          11.1   Benefits of Agreement; Assignment . . . . . . . . . . . .  54
          11.2   No Third-Party Beneficiaries. . . . . . . . . . . . . . .  55
          11.3   Termination . . . . . . . . . . . . . . . . . . . . . . .  55
          11.4   Expenses. . . . . . . . . . . . . . . . . . . . . . . . .  56
          11.5   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . .  56
          11.6   Amendment, Modification and Waiver. . . . . . . . . . . .  57
          11.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . .  57
          11.8   Interpretation; Exhibits and Schedules. . . . . . . . . .  58
          11.9   Counterparts. . . . . . . . . . . . . . . . . . . . . . .  58
          11.10  Entire Agreement. . . . . . . . . . . . . . . . . . . . .  58
          11.11  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  59
          11.12  Severability. . . . . . . . . . . . . . . . . . . . . . .  59
          11.13  Governing Law . . . . . . . . . . . . . . . . . . . . . .  59

EXHIBIT A        Form of Bulk Bill of Sale, Assignment and
                 Assumption Agreement. . . . . . . . . . . . . . . . . . .   1

EXHIBIT B        Supply Agreement. . . . . . . . . . . . . . . . . . . . .   1

EXHIBIT C        Escrow Agreement. . . . . . . . . . . . . . . . . . . . .   1

EXHIBIT D        Form of Opinion of Gibson, Dunn & Crutcher. . . . . . . .   1

EXHIBIT E        Form of Opinion of General Counsel of MagneTek, Inc.. . .   1

EXHIBIT F        Form of Opinion of O'Sullivan Graev & Karabell. . . . . .   1

SCHEDULES
---------
Schedule 2.1(a)        Owned Property
Schedule 2.1(b)        Leased Property
Schedule 2.6           Purchase Price Allocation [post signing]
Schedule 4.1(b)        Jurisdictions where the Business does business
Schedule 4.1(c)        Capital Stock Owned By Controls
Schedule 4.1(d)        Seller Consents
Schedule 4.2(a)        Financial Statements
Schedule 4.2(b)        Additional Liabilities
Schedule 4.2(c)        Changes since December 31, 1993
Schedule 4.3           Taxes
Schedule 4.4           Liens
Schedule 4.5           Real Property and Leases
Schedule 4.6           Intellectual Property
Schedule 4.7           Contracts
Schedule 4.8           Litigation
Schedule 4.9(a),(b)    Employee and Related Matters
Schedule 4.11          Labor Matters
Schedule 4.12          Assets Owned by Affiliates
Schedule 4.13          Compliance with Law
Schedule 5.1(b)        Conflicts
Schedule 6.2           Exceptions to Ordinary Course
Schedule 6.7           Products Covered by Noncompete Agreement

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT dated as of June 17, 1994, between MAGNETEK, INC., a Delaware corporation ("MagneTek"), MAGNETEK CONTROLS, INC., a Delaware corporation ("Controls"; and together with MagneTek, the "Sellers") and CONTROLS ACQUISITION CORPORATION, a Delaware corporation (the "Buyer").

          MagneTek, through its MagneTek Transducers Division (the "Division"), and Controls are engaged in the business (the "Business") of developing, manufacturing, selling and distributing various products, including rotary cam limit switches, programmable limit switches, tank monitoring systems, industrial brakes, pressure and position transducers, accelerometers, programmable logic controllers and other products related to the foregoing. The parties hereto desire that the Sellers sell, transfer, convey and assign to the Buyer all of the assets, properties, interests in properties and rights used primarily in, held for use primarily in or otherwise relating to the Business, and that the Buyer purchase and acquire the same, subject to the assumption by the Buyer of certain liabilities and obligations of the Sellers relating to the Business, upon the terms and subject to the conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

          "Assets" has the meaning set forth in Section 2.1.

          "Assigned Contracts" has the meaning set forth in Section 2.1(f).

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Assumed Litigation" has the meaning set forth in Section 2.3(b).

          "Bill of Sale, Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

          "Business" has the meaning set forth in the preamble.

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

          "Business Employee" means any individual actively employed by either Seller working primarily for the Business on the Closing Date, including any such employee on vacation or illness leave on such date.

          "Business Property" has the meaning set forth in Section 4.5 hereto.

          "Claim" means any claim, demand, assessment, action, arbitration, suit, proceeding, investigation, cause of action, litigation, judgment, order or decree.

          "Closing Balance Sheet" has the meaning set forth in Section 2.5.

          "Closing Date" means the day on which the Closing occurs pursuant to
Section 2.4.

          "Closing Net Assets" has the meaning set forth in Section 2.5(a).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Confidential Information" has the meaning set forth in Section 6.7.

          "Contract" means any contract, agreement, instrument, license, lease, sales or purchase order or other legally binding commitment or undertaking, whether written or oral, to which Controls is a party or to which MagneTek or the Business is a party and relating primarily to the Business.

          "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

          "December Balance Sheet" means the unaudited balance sheet of the Business as of December 31, 1993, attached hereto as part of Schedule 4.2, which shows the adjustments made to the Interim Balance Sheet to arrive at the December 31 Balance Sheet.

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit arrangements, plans, contracts or policies or practices providing employee or executive compensation or benefits to Business Employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Sellers or in which Sellers participate or participated and which provides benefits to Business Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

          "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable statutes, regulations, rules, ordinances or codes or any order, decree, consent decree or similarly binding instrument from a court or other Governmental Authority which relate to the protection of human health or the environment, including but not limited to, any of the foregoing regulating the presence, manufacture, transfer, generation, production, refinement, pumping, processing, distribution, use, treatment, storage, transport, handling, abatement, remediation, clean up or removal of Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Escrow Agent" means Commerce Escrow Agent (or other party serving as successor escrow agent under the Escrow Agreement).

          "Escrow Agreement" means an escrow agreement to be entered into by Sellers and Buyer on the Closing Date relating to the escrow of $2,300,000 of the purchase price pending final determination thereof in substantially the form of Exhibit C hereto.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Liabilities" has the meaning set forth in Section 2.3.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means any nation or government, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Material" means any substance: (i) which is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law, (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority, or (iii) which contains gasoline, diesel fuel or other petroleum hydrocarbons.

          "Hired Employees" has the meaning set forth in Section 9.1.

          "Knowledge of Sellers" with reference to any of the representations and warranties of Sellers means (i) the actual knowledge of the following individuals: David P. Reiland, John P. Colling, Jr., Samuel A. Miley, Dennis Hatfield, Brian Dundon, Dennis Berndt, Thomas Kmak, John Steiner and Kent Kirchstein; PROVIDED, HOWEVER, that any such individual shall be deemed to have had actual knowledge of any matter that would have been apparent to a reasonable person of comparable education, background and responsibilities under the circumstances and (ii) in addition, insofar as either Blair Simmons or Richard Baumhauer (the "Business Representatives") has reviewed or prepared, and provided written materials to MagneTek for use in connection with this Agreement, the actual knowledge of either such Business Representative; PROVIDED, HOWEVER, that in the absence of actual knowledge (including deemed actual knowledge) of either Seller as defined in the preceding clause (i) to the contrary on any subject covered thereby, such written materials shall be conclusive evidence as to the knowledge of Sellers.

          "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

          "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

          "Intellectual Property Rights" has the meaning set forth in
Section 4.6.

          "Interim Balance Sheet" has the meaning set forth in Section 4.2.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), option, right of first refusal or right of first offer or other security interest or agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

          "Loss" means any loss, cost, liability, claim, damage, or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, results of operations, property, assets, liabilities or condition (financial or other) of the Business, taken as a whole or (b) the ability of Sellers to consummate the Transactions.

          "Owned Property" has the meaning set forth in Section 2.1(a).

          "Permits" has the meaning set forth in Section 4.13.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Records" has the meaning set forth in Section 2.1(h).

          "Required Modification" means, with respect to any product, a modification, improvement or enhancement which is (a) required by any Requirement of Law or (b) otherwise necessary or advisable in Sellers' reasonable discretion to permit Sellers to meet any duty or obligation owing by Sellers to remedy defects or hazards in such products or to provide any warning with respect to any such defects or hazards. Required

Modification shall in no event mean or include any modification, improvement or enhancement required by any written warranty covering the relevant product.

          "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, statute, treaty, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

          "SEC" means the Securities and Exchange Commission.

          "Sellers" has the meaning set forth in the preamble hereto.

          "Sellers' Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by Sellers under which any Business Employee participates or is entitled to receive benefits.

          "Specifically Excluded Liabilities" has the meaning set forth in
Section 2.3.

          "Supply Agreement" means the agreement between Buyer and Sellers relating to the supply of certain components relating to the Allispede product line, in form and substance reasonably satisfactory to Buyer and Sellers, containing the terms set forth on the summary attached hereto as Exhibit B.

          "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

          "Tax Returns" has the meaning set forth in Section 4.3.

          "Transaction Documents" means (i) this Agreement, (ii) the Bill of Sale, Assignment and Assumption Agreement, (iii) the special warranty deeds of conveyance of Owned Property and the other instruments of conveyance furnished pursuant to

Section 2.4, (iv) the Escrow Agreement and (v) the Supply Agreement.

          "Transactions" means the transactions contemplated by the Transaction Documents.
          1.2  OTHER DEFINITIONAL PROVISIONS.

               (a)  Terms defined in this Agreement in Sections other than
Section 1.1 shall have the meanings as so defined when used in this Agreement.

               (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                   ARTICLE II

                       CLOSING; PURCHASE PRICE ADJUSTMENT

          2.1 SALE AND TRANSFER OF THE ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date Sellers will sell, convey, transfer, assign and deliver to Buyer all of Sellers' right, title and interest in, to and under the assets, properties, interests in properties and rights of Sellers of every kind, nature and description, whether real, personal or mixed, tangible or intangible, used primarily in, held for use primarily in or otherwise primarily relating to the Business (other than the Excluded Assets), wherever located, as the same shall exist on the Closing Date (the "Assets"), including, without limitation, the following:

               (a) the real property (including all buildings, improvements and structures located thereon and all rights, privileges, easements and appurtenances thereto) located at the Clawson and Peck facilities in Michigan (respectively, the "Clawson Facility" and the "Peck Facility") described on
Schedule 2.1(a) hereto (the "Owned Property");

               (b) the leasehold interest relating to the facility used by the Business at 650 Easy Street, Simi Valley, California (the "Simi Valley Facility") listed on Schedule 2.1(b) (the "Leased Property");

               (c) all tangible personal property, including, without limitation, all fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, machinery, equipment, computer equipment (including software) (collectively, including the fixtures, the "Equipment");

               (d) all inventory, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies (the "Inventory");
               (e) all Intellectual Property Rights, including such rights as to the names "Gemco," "B/W Controls," "Industrial Brake Products," "Rayelco" and the trademarks, trade names, patents, service marks, copyrights (whether registered or unregistered) and pending applications for the foregoing listed on
Schedule 4.6;

               (f) all Contracts (including but not limited to all Contracts listed on Schedule 4.7, except to the extent indicated on such Schedule 4.7, and all Contracts entered into by the Business through the Closing Date) (the "Assigned Contracts");

               (g) all transferable Permits used primarily in or relating primarily to the Business or the Assets;

               (h) all books and records either in original or photostatic form (except in the case of computer software, which shall be in the form in which it is used in the Business) (including copies, to the extent segregatable from other MagneTek records and/or located at the Clawson, Peck or Simi Valley Facilities, of historical accounting, financial and Tax records), Controls' proprietary accounting and reporting formats, data bases, systems and procedures, plans and specifications, surveys and title policies relating to the Owned Property, sales literature, product information, engineering drawings and records, employment records and files and all other information and/or data related to or used by Sellers primarily in connection with the Assets and the operation of the Business (the "Records");


               (i) all insurance proceeds paid or payable by any insurance provider, other than Sellers or any Affiliate of Sellers, for any Asset that is destroyed or damaged after the date hereof and prior to the Closing;

               (j)  all accounts receivable;

               (k) all prepaid expenses (other than prepaid Taxes, except prepaid property Taxes pertaining to post-Closing Date periods), advances and deposits (including utility deposits);

               (l) all telephone, telex and telecopier numbers and all existing listings in all telephone books and directories;

               (m) all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Assets or the Business;

               (n) all transferable rights (including transferable experience ratings) with respect to unemployment and workers' compensation insurance reserves, in each case relating to Business Employees who become Hired Employees; and

               (o)  all goodwill appurtenant to the foregoing Assets.

Anything contained in this Agreement to the contrary notwithstanding, but subject to the provisions of Section 2.2, to the extent that any asset, property, interest in property or right used primarily in, held for use primarily in or otherwise primarily relating to the Business is owned by any Affiliate of either Seller, such asset, property, interest in property or right shall be deemed to be an Asset for all purposes of this Agreement, and Sellers shall do, and shall cause any such other Affiliate of any Seller to do, all things required to be done to effect the transfer thereof as if such Asset were referred to above.

          2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Sellers (the "Excluded Assets"):

               (a) all cash and cash equivalent items (except as described in Section 2.1(i) and (k), including, without limitation, checking accounts, bank accounts, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof, received by either Seller on or prior to the Closing Date; PROVIDED, HOWEVER, that accounts receivable on the Closing Balance Sheet do not include any such accounts receivable as to which Seller has received proceeds, to the extent of such proceeds;

               (b) all rights, properties, and assets which have been used or held for use in connection with the Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been in the ordinary course of the business of the Business as conducted at the date hereof;

               (c) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Sellers, whether or not attributable to the Business;

               (d) Claims or rights against third parties arising from breaches of any of the Assigned Contracts (other than those described in Section 2.1(m)) on or prior to the Closing Date; PROVIDED, HOWEVER, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of Excluded Assets or Excluded Liabilities hereunder shall also be Excluded Assets regardless of the period to which they pertain;

               (e) except as set forth in Sections 2.1(i) and 2.1(n), all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

               (f) proprietary or confidential business or technical information, records and policies that relate generally to either Seller and are not used primarily in, held for use primarily in or otherwise primarily relating to the Business, including, without limitation, organization manuals and strategic plans;

               (g) subject to the limited rights granted in Section 8.7, all "MagneTek" marks, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the name "MagneTek," the mark MagneTek or any derivative thereof and the MagneTek logo or any derivative thereof, the name "MagneTek Controls"; and MagneTek's proprietary computer programs or other software not primarily used in the Business, including but not limited to Sellers' proprietary data bases, accounting and reporting formats, systems and procedures;

               (h) all Records relating to pending lawsuits (other than any included in the Assumed Liabilities) to which either Seller is a party and which involve the Business; and

               (i) all other assets used primarily in connection with the Sellers' corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Business.

          2.3 ASSUMED LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Sellers the Bill of Sale, Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, only the following liabilities and obligations of Sellers pertaining to the Assets and the Business (collectively, the "Assumed Liabilities"):

               (a) all of the accounts payable, accrued pay, other accrued expenses and any other items accrued or otherwise reflected as "current liabilities" on the Closing Balance Sheet in accordance with Section 2.5;

               (b) all liabilities and obligations of each Seller which pertain to or are to be performed during the period following the Closing Date and which arise under any of the Assigned Contracts (i) listed on Schedule 4.7, (ii) not required to be listed on Schedule 4.7 either (A) pursuant to the provisions of
Section 4.7 or (B) because they were entered into after the date hereof and on or before the Closing Date, but in each case only to the extent effectively assigned and transferred to Buyer pursuant to the provisions hereof or the benefits of which are provided to Buyer pursuant to Section 8.1(c) and subject to the subsequent assignment thereof pursuant to Section 8.1(c);

               (c)  the liabilities expressly assumed by Buyer in Section 2.7,
Section 8.9, Article IX and Section 11.4 of this Agreement, and any other liabilities expressly assumed by Buyer hereunder;

               (d) all liabilities and obligations under open purchase orders that were entered into by Seller on behalf of the Business and which provide for the delivery of goods or services (and in either case for payment) subsequent to the Closing Date;

               (e) all obligations and liabilities for Taxes, utilities, gas and other services arising out of, or in connection with, or attributable to the Business for any periods after the Closing Date, including the Taxes covered by
Section 2.7;

               (f) all liabilities for (i) warranty claims made after the Closing Date for service, repair, replacement and similar work pursuant to Sellers' written warranties with respect to products sold or services provided before the Closing Date, unless written notice of such claim has been delivered to Sellers within the two-year period following the Closing Date and the warranty reserve on the Closing Balance Sheet has been exhausted (based upon expenses at shop level cost (direct materials plus labor)); (ii) workers' compensation claims relating to injury occurring after the Closing Date; and
(iii) warranty and product liability claims made after the Closing Date for injuries, property damage or other Losses arising after the Closing Date;

               (g) all liabilities and obligations (fixed or contingent, known or unknown, matured or unmatured, whether arising by operation of law, by contract or otherwise) arising from the operation of the Business from and after the Closing Date; and

               (h) all liabilities and obligations of Buyer relating to the transactions contemplated hereby, including, without limitation, finders, legal and accounting fees and expenses incurred by Buyer in connection with the Transactions, to the extent required to be paid for by Buyer pursuant to the provisions of this Agreement.

          Buyer is not assuming any liabilities or obligations (fixed or contingent, known or unknown, matured or unmatured) of Sellers, whether related to the Assets or the Business or not, or of the Business, other than the Assumed Liabilities (such other liabilities or obligations being referred to as the "Excluded Liabilities," which term includes, but is not limited to, the Specifically Excluded Liabilities) and the Assumed Liabilities shall in no event include the following liabilities (the "Specifically Excluded Liabilities"):

                    (i) all Claims, liabilities and obligations arising under or with respect to (A) any Contract that is not an Assigned Contract, or any Assigned Contract to the extent not assumed pursuant to Section 2.3(b);
     (B) except as provided in Section 2.3(f), products liability, warranty, personal injury, property damage, workers' compensation, labor grievance proceedings, auto physical damage claims, medical claims or any other Claims not expressly included in the Assumed Liabilities which arose or were incurred on or before the Closing Date or which are based on events occurring on or before the Closing Date notwithstanding that the date on which the Claim, liability or obligation is asserted is after the Closing Date; and (C) violations of any Requirement of Law for which either Seller is responsible;

                    (ii) all liabilities and obligations of any nature whatsoever of Sellers to any of their respective Affiliates;

                    (iii) except to the extent included in the Assumed Liabilities, including pursuant to Article IX, all Claims by and all liabilities and obligations to employees and independent contractors for periods prior to and including the Closing Date, including, without limitation, any Claims, liabilities and obligations arising (x) out of any of Sellers' Plans, (y) from any bonus plans or agreements of Sellers disclosed on Schedule 4.7 as "Bonus Agreements" and (z) from Sellers' failure to deposit or fund any amounts withheld from employees pursuant to any of Sellers' Plans;

                    (iv) all liabilities and obligations of Sellers to financial institutions or other Persons for borrowed money or with respect to indebtedness and obligations of others which any Seller has directly or indirectly guaranteed;

                    (v) all liabilities and obligations of Sellers relating to the Excluded Assets or with respect to the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses incurred by Sellers in connection with the Transactions, except to the extent required to be paid for by Buyer pursuant to the provisions of this Agreement;

                    (vi) any liability or obligation for Taxes, utilities, gas and other services arising out of, or in connection with, or attributable to the Business for any period ending on or prior to the Closing Date, excluding the Taxes covered by Section 2.7; and

                    (vii) any liability or obligation of any nature whatsoever of Sellers relating to any business of Sellers (other than the Business) or any employees of Sellers (other than the Hired Employees), including, without limitation, under any employee plans, benefits contracts or arrangements that would be Sellers' Plans if any Business Employee were participating or entitled to benefits thereunder.

          2.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets shall be held at the offices of Gibson, Dunn & Crutcher, 2029 Century Park East, Suite 4000, Los Angeles, California, at 10:00 a.m. on June 30, 1994 or, if the waiting period referred to in Section 3.1(k) has not theretofore expired, on July 1, 1994, provided that the conditions to Closing set forth in
Article III have been satisfied or waived by such date, or on such other date as the parties may agree upon in writing. The foregoing date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver:

               (a) to Sellers by wire transfer (to a bank account designated at least two business days prior to the Closing Date in writing by Sellers) immediately available funds in an amount equal to the sum of $43,700,000 (forty-three million seven-hundred thousand dollars); and

               (b) to the Escrow Agent, an amount equal to $2,300,000 (two million three hundred thousand dollars) (the "Escrow Amount").

          At the Closing, the Sellers shall deliver or cause to be delivered to Buyer (a) the Bill of Sale, Assignment and Assumption Agreement, (b) special warranty deeds in recordable form for the Owned Property, (c) the Escrow Agreement, (d) the Supply Agreement and (e) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Seller
(a) the Bill of Sale, Assignment and Assumption Agreement, (b) the Escrow Agreement, (c) a favorable opinion of counsel in accordance with the terms hereof and (d) such other instruments of assumption and documents as Sellers may reasonably request. In addition, the Sellers shall deliver to Buyer at the Closing an affidavit in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that neither Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code, and any corresponding affidavit required for state tax purposes.

          2.5    PURCHASE PRICE ADJUSTMENT.

               (a) Within 60 days after the Closing Date, MagneTek shall prepare and deliver to Buyer (i) a balance sheet of the Business as of the close of business on the Closing Date comprising the Assets and the outstanding Assumed Liabilities in the manner set forth in Section 2.5(c) (the "Closing Balance Sheet") and (ii) the Sellers' calculation of the Closing Net Assets. As used herein, the term "Closing Net Assets" means the difference between the total amount of Assets at the Closing Date and the total amount of the Assumed Liabilities at the Closing Date, in each case as reflected on the Closing Balance Sheet. For purposes of preparing the Closing Balance Sheet, Buyer shall make the necessary Business Employees reasonably available to Sellers (without charge) during normal business hours of the Business and without unduly disrupting the normal operations of the Business and such employees shall, for the purpose of assisting Sellers in preparing the Closing Balance Sheet, be instructed by Buyer to act at Sellers' direction consistent herewith.

               During the 30 days immediately following Buyer's receipt of the Closing Balance Sheet, Buyer and Deloitte & Touche (the "Buyer's Accountants") shall be entitled to review the Closing Balance Sheet and Sellers' working papers, trial balances and similar materials relating to the Closing Balance Sheet, and Sellers shall provide Buyer and Buyer's Accountants with timely access during Sellers' normal business hours and without unduly disrupting the normal operation of the Sellers' business the necessary personnel, properties, books and records to the extent relevant and not comprising Assets. The Closing Balance Sheet shall become final and binding upon the parties on the thirty-first day following delivery thereof unless Buyer gives written notice to Sellers of its disagreement with the Closing Balance Sheet (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Sellers with respect to the Closing Balance Sheet, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters in dispute are finally resolved in writing by the Accounting Firm (as defined below) (the date on which the Closing Balance Sheet so becomes final and binding being hereinafter referred to as the "Final Determination Date"). During the 30 days immediately following the delivery of any Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Buyer and Sellers shall each have access to the other party's working papers, trial balances and similar materials prepared in connection with the other party's preparation of the Closing Balance Sheet and the Notice of Disagreement, as the case may be. At the end of such 30-day period, Sellers and Buyer shall submit to an independent "Big 6" public accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing, (B) furnished to Buyer and Sellers as soon as practicable after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with this Agreement and (D) conclusive and binding upon Buyer and Sellers. The Closing Balance Sheet, with any adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and Sellers on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be Arthur Andersen, or if such firm is unable or unwilling to act, such other independent Big 6 public accounting firm as shall be agreed upon by the parties hereto in writing or, if Buyer and Sellers cannot so agree within the 30-calendar day period referred to above, by lot from among the remaining independent Big 6 public accounting firms willing to act. Each party shall pay its own costs and expenses incurred in connection with such arbitration, provided that the fees and expenses of the Accounting Firm shall be borne 50% by Buyer and 50% by Sellers.

               (b) Upon the final determination of the Closing Balance Sheet in accordance with this Section 2.6, the following Additional Payment or Seller Refund (in each case as hereinafter defined) will be payable, as applicable, in accordance with Section 2.5(e): (i) if the Closing Net Assets are greater than or equal to $29,240,470 (the "Target Amount"), then the Escrow Agent shall pay to Sellers from the funds held in escrow an amount equal to the Escrow Amount and Buyer shall pay to Sellers the amount, if any, by which the Closing Net Assets exceed the Target Amount, (ii) if the Closing Net Assets are less than the Target Amount by an amount less than or equal to the Escrow Amount, then the Escrow Agent shall pay to Sellers from the funds held in escrow an amount equal to the Escrow Amount less the amount, if any, by which the Target Amount exceeds the Closing Net Assets and to Buyer the balance of the Escrow Amount, and
(iii) if the Closing Net Assets are less than the Target Amount by an amount greater than the Escrow Amount, then Sellers shall pay to Buyer an amount equal to the amount by which the Target Amount exceeds the Closing Net Assets and the Escrow Agent shall pay the Escrow Amount to Buyer from the funds held in escrow. Any required adjustment to the purchase price pursuant to this Section 2.5 shall be in an amount equal to the difference between the Closing Net Assets and the Target Amount and shall be referred to as the "Purchase Price Adjustment."

               (c) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the Interim Balance Sheet, subject to the following:

                         (i) the Closing Balance Sheet shall not reflect any provision for Taxes (whether as an asset or a liability), except in the case of taxes that are an Asset or an Assumed Liability;

                         (ii)  intercompany accounts receivable  and
               intercompany liabilities shall be eliminated; and

                         (iii) all Excluded Assets (and related
               depreciation and reserves) shall be eliminated and all Excluded Liabilities (and related reserves) shall be eliminated;

                         (iv) all accounts payable as to which checks written on the accounts included in the Excluded Assets are outstanding shall be eliminated;

                         (v) all accounts receivable as to which proceeds have been received shall be eliminated to the extent of such proceeds; and

                         (vi) vacation and holiday pay accrued in respect of any employee who is not a Hired Employee shall be eliminated.

               (d) Buyer agrees, solely with respect to the calculation of Purchase Price Adjustments, and without restricting in any manner whatsoever Buyer's right to take any such action that would not affect such calculation, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of the Business on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Business.

               (e) Within thirty-three (33) days after the receipt by Buyer of the Closing Balance Sheet in accordance with Section 2.5(a) hereof, Buyer and the Escrow Agent shall remit to Sellers and the Escrow Agent or Sellers shall remit to Buyer, as the case may be, in immediately available funds, any undisputed amounts constituting Purchase Price Adjustments. With respect to any items that are the subject of a Notice of Disagreement, payment shall be made in immediately available funds within three (3) business days after the Final Determination Date. Each payment not pursuant to the Escrow Agreement made pursuant to this Section 2.5 shall be made with interest on the amount of the payment at an annual rate equal to the reference rate quoted by the San Francisco branch of Bank of America on the Closing Date for the period from the Closing Date to the date of payment, computed on the basis of a 360-day year and actual days elapsed.

          2.6 TAX ALLOCATION. As promptly as practicable after the date hereof, Buyer and Sellers shall agree in writing upon the allocation of the Purchase Price plus the Assumed Liabilities in a manner consistent with applicable law to broad categories constituting components of the Assets and the covenant not to compete contained in Section 6.7 hereof. Such allocation shall be attached hereto as Schedule 2.6 and shall be updated by a similar mutual writing as of the Closing to reflect changes in the Assets or Assumed Liabilities occurring after the date thereof and prior to the Closing Date. The same procedure shall apply to any changes necessary as a result of the Purchase Price Adjustment, if any, on the Final Determination Date pursuant to
Section 2.5(b)). Buyer and Sellers shall report the purchase and sale of the Assets in accordance with the applicable agreed-upon allocation among such broad categories for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder), and none of Buyer and Sellers shall take a position inconsistent with such allocation for Tax or other purposes.

          2.7 SALES AND USE TAX. Buyer and Sellers shall cooperate in preparing, executing and filing use and sales Tax returns relating to, and at the Closing, Buyer shall pay one-half, and Sellers shall pay one-half of any and all sales, real estate, transfer or use Tax due with regard to, the purchase and sale of the Assets. To the extent such Taxes cannot be accurately computed at the Closing, the parties shall each pay their respective shares of such Taxes when they are due. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.6. Buyer shall also furnish Sellers with a form of resale certificate that complies with the requirements of the California Taxation and Revenue Code and other applicable state taxation laws, and Sellers shall furnish any information or assistance reasonably requested by Buyer in obtaining such certificates.

                                   ARTICLE III

CONDITIONS TO CLOSING

          3.1 BUYER'S OBLIGATION. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Sellers made in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by materiality, in which case, to such extent, the representation shall be true and correct in all respects) as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers by the time of the Closing; and Sellers shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of the respective Seller confirming the foregoing.

               (b) SECRETARY'S CERTIFICATES. Sellers shall each have delivered to Buyer a certificate of the Secretary of such Seller, as the case may be, as to the Certificate of Incorporation, By-laws, corporate resolutions and incumbency of certain officers of such Seller, in each case in form and substance reasonably satisfactory to Buyer.

               (c) CONSENTS, AUTHORIZATIONS, ETC. All material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority or other Person which are required for or in connection with the execution and delivery by each of Sellers of the Transaction Documents to which each of them is or will be a party and the consummation by

Sellers of the transactions contemplated hereby and thereby shall have been obtained or made.

               (d) INSTRUMENTS OF TRANSFER, CONVEYANCE AND ASSIGNMENT. Buyer shall have received a duly executed Bill of Sale, Assignment and Assumption Agreement, deeds and such other duly executed conveyance instruments, in form and substance reasonably satisfactory to Buyer, as are necessary or desirable to effect the sale, transfer, conveyance and assignment of the Assets to Buyer in accordance herewith.

               (e) FINANCING. The closing of the financing necessary for the consummation of the transactions contemplated hereby and the payment of all costs and expenses incurred in connection therewith (the "Financing") to be provided by one or more financial institutions or other investors (the "Lenders") shall have occurred.

               (f) SUPPLY AGREEMENT. MagneTek shall have executed and delivered to Buyer the Supply Agreement.

               (g) ESCROW AGREEMENT. Sellers shall have executed and delivered to Buyer the Escrow Agreement.

               (h) TITLE POLICIES. Buyer shall have obtained an ALTA owner's policy of title insurance (the "Title Policies") with respect to each parcel of Owned Property in form and substance reasonably acceptable to Buyer and in accordance with the Title Commitment for such Owned Property referred to in
Section 6.4.

               (i) OPINIONS OF COUNSEL. Buyer shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Sellers, and an opinion dated the Closing Date of Samuel A. Miley, Esq., General Counsel of Sellers, covering the matters referred to in Exhibits D and E, respectively, which opinions shall be reasonably satisfactory in form and substance to Buyer.

               (j) LEGAL RESTRAINT. No injunction or order shall have been granted by any Governmental Authority of competent jurisdiction that would restrain, delay or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any Governmental Authority of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

               (k) HSR ACT. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated.

          3.2 SELLERS' OBLIGATION. The obligation of Sellers to sell and deliver the Assets to Buyer are subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by materiality, in which case, to such extent, the representation shall be true and correct in all respects) as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

               (b) SECRETARY'S CERTIFICATES. Buyer shall have delivered to Sellers a certificate of the Secretary of Buyer as to the Charter, By-laws, corporate resolutions and incumbency of certain officers of Buyer, in form and substance reasonably satisfactory to Sellers.

               (c) CONSENTS, AUTHORIZATIONS, ETC. All material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority or other Person which are required for or in connection with the execution and delivery by Buyer of the Transaction Documents to which it is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby shall have been obtained or made.

               (d) INSTRUMENTS OF TRANSFER, CONVEYANCE AND ASSIGNMENT. Sellers shall have received a duly executed Bill of Sale, Assignment and Assumption Agreement and such other duly executed conveyance instruments, in form and substance reasonably satisfactory to Sellers, as are necessary or desirable to effect the assumption of the Assumed Liabilities.

               (e) SUPPLY AGREEMENT. Buyer shall have executed and delivered to MagneTek the Supply Agreement.

               (f) ESCROW AGREEMENT. Buyer shall have executed and delivered to Sellers the Escrow Agreement.

               (g) OPINIONS OF COUNSEL. Sellers shall have received an opinion dated as of the Closing Date of O'Sullivan Graev & Karabell, counsel to Buyer, covering the matters referred to in Exhibit F, which opinion shall be reasonably satisfactory in form and substance to Sellers.

               (h) LEGAL RESTRAINT. No injunction or order shall have been granted by any Governmental Authority of competent jurisdiction that would restrain or prohibit the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any Governmental Authority of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Sellers there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

               (i) HSR ACT. The waiting period under the HSR Act shall have expired or been terminated.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Seller hereby, jointly and severally, represents and warrants to Buyer as follows:

          4.1  AUTHORITY; CORPORATE MATTERS; NO CONFLICTS; GOVERNMENTAL
CONSENTS.
               (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by each Seller to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been, and each of the Transaction Documents, when executed and delivered, will be, duly executed and delivered by each Seller and constitutes (or will constitute) a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (b) Schedule 4.1(b) sets forth a true and complete list of all jurisdictions in which Sellers are qualified to do business, and Sellers are qualified to do business in all jurisdictions where the conduct of the Business or the ownership of the Assets requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

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

          (c) Controls does not currently have any subsidiaries and, except as set forth on Schedule 4.1(c), does not currently own any capital stock or other proprietary interest, directly or indirectly, in any Person.

               (d) The execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Sellers under, any provision of (i) the Certificate of Incorporation or By-Laws of either Seller, (ii) subject to the matters disclosed in Schedule 4.1(d), any Contractual Obligation of either Seller or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, any Requirement of Law applicable to either Seller or their respective property or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights or Liens that, individually and in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to either Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions contemplated hereby, other than
(A) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (B) as set forth on Schedule 4.1(d), (C) those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby and (D) compliance with and filings under the HSR Act.

          4.2  FINANCIAL STATEMENTS; ABSENCE OF CHANGES.
               (a) Schedule 4.2(a) contains true and complete copies of the following:
                    (i) the unaudited balance sheet of the Business as at June 30, 1993, and the related unaudited statements of income and retained earnings and cash flows for the fiscal year then ended;

                    (ii) the unaudited balance sheet of the Business as at December 31, 1993 (the "Interim Balance Sheet"), and the related statements of income and retained earnings and cash flows for the six-month period ended

          December 31, 1993 (the "Interim Balance Sheet Date"); and

                    (iii) the December Balance Sheet.

The financial statements described in the foregoing clauses (i), (ii) and (iii) are collectively referred to herein as the "Financial Statements." Except as set forth on Schedule 4.2(a) (including as indicated by any PRO FORMA calculations made thereon), the Financial Statements (A) were prepared in accordance with the books and records of the Business (whether maintained by MagneTek or Controls or otherwise), (B) fairly present the financial position of the Business in each case at and as of the dates indicated and the results of operations, retained earnings and cash flows of the Business for the periods indicated (in each case other than the December Balance Sheet) and (C) except as otherwise set forth on Schedule 4.2 and except for the adjustments made to arrive at the December Balance Sheet, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject to the absence of notes and to normal year-end adjustments).

               (b) ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of Sellers, except (i) as set forth on Schedule 4.2(b), (ii) any and all Specifically Excluded Liabilities and (iii) liabilities incurred in the ordinary course of the Business since the Interim Balance Sheet Date, there are no liabilities of any nature (matured or unmatured, fixed or contingent) affecting or relating to the Business which were not provided for or disclosed on the Interim Balance Sheet.

               (c) ABSENCE OF CHANGES. Except as set forth on Schedule 4.2(c), since the Interim Balance Sheet Date the Business has been operated in the ordinary course and consistent with past practice, and there have not been any:

                    (i) material adverse changes in the business, operations, results of operations, assets (including, without limitation, levels of working capital and the material components thereof), liabilities, earnings or financial condition (financial or otherwise) of the Business;

                    (ii) to the Knowledge of Sellers, occurrences resulting in the damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property of the Business in excess of $100,000 in the aggregate;

                    (iii) material increases in, or, to the Knowledge of Sellers, changes in the method of computing, the compensation of employees of MagneTek or Controls who are employed in the Business (including, without limitation, increases pursuant to or change in method under any bonus, pension, profit sharing, deferred compensation arrangement or other plan or commitment), or increase in compensation payable to any officer, employee, consultant or agent of MagneTek or Controls who are employed in the Business, or entering into of any employment contract with or making of any loan to, or engagement in any transaction with, any officer or employee of MagneTek or Controls who are employed in the Business, in each case other than in the ordinary course of the business of the Business and consistent with past practice;

                    (iv) to the Knowledge of Sellers, material changes in the manner in which the Business extends discounts or credits to customers or otherwise deals with customers;

                    (v) changes in the accounting methods or practices followed by or with respect to the Business, or, to the Knowledge of Sellers, any changes in depreciation or amortization policies or rates theretofore adopted;

                    (vi) agreements or commitments to merge or consolidate with or otherwise acquire any other Person, or, to the Knowledge of Sellers, any part or division thereof;

                    (vii) cancellation or termination of any insurance policy maintained by or with respect to the Business;

                    (viii) incurrence of indebtedness for borrowed money or the guaranty thereof (in either case, involving amounts exceeding $100,000) in respect of such indebtedness of an Affiliate;

                    (ix) termination of employment of any key Business Employee, or, to the Knowledge of the Sellers, any expression of intention by any key Business Employee to terminate his employment in the immediate future;

                    (x) to the Knowledge of Sellers, sales or other dispositions of any material tangible or intangible assets of the Business, other than in the ordinary course of the business of the Business and consistent with past practice;

                    (xi) other material transactions relating to the Business, other than in the ordinary course of the Business and consistent with past practice; or

                    (xii) agreements or understandings, whether in writing or otherwise, for either Seller to take any of the actions specified in items (i) through (xi) above.

          4.3  TAXES.

               (a) Except as disclosed on Schedule 4.3, each Seller, and any affiliated group within the meaning of Section 1504 of the Code, of which each Seller is or has been a member (the "Affiliated Group," but only for the taxable period during which such Seller has been a member thereof), have filed or caused to be filed in a timely and accurate manner (within any applicable extension periods) with the appropriate Governmental Authority (i) all Tax returns, reports and forms (collectively, "Tax Returns") required to be filed by the Code or by applicable laws, (ii) all Taxes shown on such Tax Returns have been timely paid in full by the due date thereof, (iii) no Tax Liens or assessments have been filed by any Tax authority against any property or assets of the Business and (iv) no claims have been asserted, proposed or assessed in writing with respect to any Taxes relating to the Business.

               (b) Except as set forth in Schedule 4.3, (i) none of the Assets comprises "tax exempt use property" within the meaning of Section 168(h) of the Code, and (ii) the Assigned Contracts do not include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

               (c)  Neither Seller is a "foreign person" within the meaning of
Section 1445(f)(3) of the Code.

          4.4 ASSETS OTHER THAN REAL PROPERTY INTERESTS. Sellers have good and valid title to all of the Assets, free and clear of all Liens except (a) such as are disclosed on Schedule 4.4 and (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business and securing Claims that (i) are either not yet due and payable or are being contested in good faith or by appropriate proceedings with appropriate reserves having been established therefor to the extent required by GAAP and
(ii) are not or will not, as of the Closing Date, be Excluded Liabilities, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate or secure a payment obligation not described above (the Liens described in the preceding clause (b) are hereinafter referred to collectively as "Permitted Liens"). Except as set forth on Schedule 4.4, there does not exist any Contractual Obligation of either Seller, or Requirement of Law applicable to the Business, in each case which is not of broad or customary application to Persons or businesses similarly situated, as the case may be, which materially interferes with the use of any tangible personal property included in the Assets. All of the Assets are in reasonably good operating condition, normal wear and tear excepted.

          This Section 4.4 does not relate to real property or interests in real property, such items being the subject of Section 4.5, or to Intellectual Property Rights, such items being the subject of Section 4.6.

          4.5 REAL PROPERTY. Schedule 4.5 sets forth a list of all Owned Properties and a list of all Leased Properties and, as to Leased Property, identifies any leases relating thereto (an Owned Property or Leased Property being sometimes referred to herein individually as a "Business Property" and collectively as "Business Properties"), which lists collectively comprise a complete list of Sellers' interests in real property of all types used or held for use primarily in the Business. Sellers have good, marketable and insurable fee title to all Owned Property, free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) Permitted Liens, (ii) easements, covenants, rights-of-way and other similar restrictions of record and (iii) (A) zoning, building and other similar restrictions. Except as set forth on Schedule 4.5, (A) each lease pursuant to which Sellers lease Leased Property (a "Lease") is in full force and effect and all rent and other sums and charges payable thereunder are current, and (B) no lessor under any Lease has any Lien under any Lease or otherwise against Sellers. Except for the matters listed on Schedule 4.5, the leasehold estate under and leasehold interest in each Lease is held free and clear of all Liens. Sellers have made available to Buyer true and complete copies of all Leases. Except as set forth on Schedule 4.5, (A) the improvements on the Real Property are in reasonably good operating condition, normal wear and tear excepted, and to the Knowledge of Sellers, there does not exist any Requirement of Law or Contractual Obligation applicable to the Business in each case which is not of broad or customary application to Persons or businesses similarly situated, as the case may be, which materially interferes with the economic value or use thereof, and (B) none of the buildings and structures located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any material restrictive covenant applicable thereto.

          4.6  INTELLECTUAL PROPERTY.

               (a) Schedule 4.6 sets forth a list of all patents, trademarks, trade names, material service marks, service mark registrations, material registered copyrights and pending applications for the foregoing, in each case included in the Assets. Except as set forth on Schedule 4.6, Sellers own all right, title and interest in and to the patents and trademarks set forth on
Schedule 4.6, free and clear of all Liens other than Permitted Liens. With respect to registered trademarks, Schedule 4.6 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers.

               (b) Except as disclosed on Schedule 4.6 , Sellers own or have the right to use, without payment to any other party, the Intellectual Property Rights included in the Assets. Except as set forth on Schedule 4.8, (i) to the Knowledge of Sellers, no product currently manufactured, marketed, distributed or sold or developed and held for future manufacture, marketing, distribution or sale by the Business violates or will (as to such developed products held for future sale) violate any license or infringes or will (as to such developed products held for future sale) infringe upon any Intellectual Property Rights of any other Person, and (ii) no Claims are pending or, to the Knowledge of Sellers, threatened against either Seller by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property Rights or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property Rights. As used herein, the term "Intellectual Property Rights" means all intellectual property rights, including, without limitation, patents, patent rights, trademarks, trade names, service marks, copyrights (statutory and common law), all applications and registrations with respect to any of the foregoing, logos, franchises, licenses, layouts, proprietary processes, formulae, patentable inventions, trade secrets, know-how and other proprietary rights and all documentation and media constituting, describing or relating to any of the foregoing, including, without limitation, manuals, memoranda and records.

          4.7 CONTRACTS. Schedule 4.7 sets forth a list of all Contracts of the following types to which Controls is a party or to which MagneTek or the Business is a party and which relate to the Business:

               (a) any employment or severance Contract that has an aggregate future liability in excess of $100,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (including any contracts or agreements with certain employees that relate to the transactions contemplated by this Agreement which are not being assumed by Buyer, referred to as "Stay and Pay" Agreements);

               (b) any employee collective bargaining agreement or other Contract with any labor union covering Business Employees;

               (c) any Contract pursuant to which the aggregate of payments to become due from or to the applicable Seller is equal to or exceeds $200,000, and which is not terminable by no more than 60 days' notice for a cost of less than $100,000;

               (d) (i) any lease or similar Contract under which either Seller is a lessor or sublessor of, or makes available for use by any third party (including another division of such Seller), any Business Property or premises otherwise occupied by the Business and (ii) any Lease;

               (e) any distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar Contract or any other Contract requiring the payment of any commissions in excess of $100,000 per year;

               (f) any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 issued by the Financial Accounting Standards Board;

               (g) any option or other Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

               (h)  any guaranty of the obligations of third parties;

               (i) any Contract which restricts the Business from conducting its business anywhere in the world;

               (j) any Contract under which either Seller has agreed to indemnify any third party with respect to, or to share, the Tax liability of any third party; or

               (k) any other Contract which is material to the Business, the Assets or Assumed Liabilities, other than this Agreement and the other Transaction Documents.

          Except as disclosed on Schedule 4.7, (i) each Contract listed on
Schedule 4.7 is valid, binding and in full force and effect and is enforceable by Sellers in accordance with its terms, (ii) to the Knowledge of Sellers, each Seller has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time of the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Sellers, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) no Seller has received from any party to any Contract notice of its intention to cancel, terminate or fail to renew such Contract, (iv) there are no Contracts pertaining to returns, guaranteed sales, advertising commitments, customer chargebacks or commissions or other payments due to sales representatives which are not reflected upon or reserved against in the Closing Balance Sheet and (v) to the Knowledge of Sellers, the terms of Sellers' written warranties with respect to products sold or services provided before the Closing Date do not exceed one (1) year in duration.

          4.8 LITIGATION; DECREES. Schedule 4.8 sets forth a list, as of the date of this Agreement, of all pending and, to the Knowledge of Sellers, threatened lawsuits, claims, demands, consent decrees, actions, suits, proceedings, litigation, arbitration or mediation by or against such Seller before any Governmental Authority or arbitrator or mediator relating to the Business (including the Assets or the Assumed Liabilities) which (a) involves a claim by or against such Seller of more than $100,000, (b) seeks any injunctive relief or (c) relates to the Transactions. To the knowledge of Sellers, except as disclosed on Schedule 4.8,neither Seller is in default under any judgment, order, decree or award of any court, administrative agency or commission or other Governmental Authority or any arbitrator or mediator applicable to the Business (including the Assets or the Assumed Liabilities). For purposes of this Section 4.8, a "pending" matter does not include any litigation as to which a complaint has been filed but has not been served. Sellers have made available to Buyer, subject to matters of privilege based upon the advice of counsel, all documents and correspondence relating to matters referred to in Schedule 4.8.

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

          4.9  EMPLOYEE AND RELATED MATTERS.

               (a) Schedule 4.9(a) sets forth a list of each material Employee Benefit Plan.

               (b) To the Knowledge of Sellers, there are no material Employee Benefit Arrangements providing employee or executive compensation or benefits to Business Employees employed at the Clawson Facility or the Peck Facility except as set forth on Schedule 4.9(b).

               (c) There are no material Employee Benefit Arrangements providing employee or executive compensation or benefits to Business Employees employed at the Simi Valley Facility except as set forth in the MagneTek Transducer Products Handbook for Associates.

               (d) Sellers have delivered to Buyer true, complete and correct copies of (i) descriptions of any material unwritten Seller Plans and (ii) the most recent summary plan description for each material Seller Plan for which such a summary plan description is required. Such summary plan descriptions are attached to Schedule 4.9 and accurately describe in all material aspects the respective Seller Plans to which they relate.

          4.10 ENVIRONMENTAL MATTERS. Except as disclosed in the Phase I Report prepared by Dames & Moore and provided to Buyer, to the Knowledge of Sellers, as to the Business and the Business Property:

               (a) Neither Seller is in violation of any applicable Environmental Law nor is either Seller under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Material which could reasonably be expected to result in material liability to the Business;

               (b) There is no Hazardous Material that is likely to pose any material risk to safety, health or the environment, and there has heretofore been no spillage, discharge, release or disposal of any such Hazardous Material on or under any Business Property in an amount and of a nature which could reasonably be expected to result in material liability to the Business;

               (c) No oral or written notification of the inadvertent spillage by either Seller of a Hazardous Material has been filed by or on behalf of any Seller in the conduct of the Business;

               (d) Sellers have made available to Buyer at the respective Business Properties its files of manifests pertaining to the transportation of Hazardous Materials to locations not on Business Property.

               (e) There are no pending citations, fines, penalties or Claims that have been asserted against either Seller under any Environmental Law which could reasonably be expected to have a Material Adverse Effect and which have not been reflected in the December Balance Sheet.

          4.11 EMPLOYEE AND LABOR RELATIONS.  Except as set forth on
Schedule 4.11:

               (a) there is no labor strike, dispute, or work stoppage or lockout pending, or, to the Knowledge of Sellers, threatened, involving the Business;

               (b) to the Knowledge of Sellers, no union organization campaign is in progress with respect to the Business Employees, and no question concerning representation exists respecting such employees;

               (c) there is no unfair labor practice charge or complaint against either Seller pending, or, to the Knowledge of Sellers, threatened, before the National Labor Relations Board involving the Business;

               (d) there is no pending, or, to the Knowledge of Sellers, threatened, grievance involving an employee of the Business that, if adversely decided, would have a Material Adverse Effect; and

               (e) no charges with respect to or relating to either Seller are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination involving the Business, other than those which, if so determined would not have a Material Adverse Effect.

          4.12 ASSETS OWNED BY AFFILIATES. Except as disclosed on Schedule 4.12 or as to any Excluded Assets, no Affiliate of any Seller owns any assets, properties, interests in properties or rights, of any kind or description, used primarily in, held for use primarily in or otherwise primarily related to the Business.

          4.13 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS.

               (a) Except as set forth on Schedule 4.13(a), no Seller is in violation of any Requirement of Law applicable to the Business that could reasonably be expected to result in a material liability to the Business.

               (b) Except as set forth on Schedule 4.13(b), (A) each Seller has all licenses, permits, orders, approvals and other authorizations of or from all Governmental Authorities which are necessary in the conduct of the Business (collectively, the "Permits"), (B) such Permits are in full force and effect, and (C) no violations or claimed violations are pending before any Governmental Authority with respect to any such Permit.

          4.14 ASSETS OF THE BUSINESS. Except for any Assets that may not be transferred to Buyer pursuant to Section 2.2 or Section 8.1, the Assets and the rights conferred by the Transaction Documents comprise all the properties and assets used primarily, or held for use by Sellers primarily, in the operation of the Business as conducted on the date hereof. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO REPRESENTATION OR WARRANTY CONCERNING THE ASSETS OR THE BUSINESS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE SOLD TO BUYER "AS IS AND WHERE IS."

                                    ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Sellers as follows:

          5.1  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been, and the Transaction Documents, when executed and delivered, will be, duly executed and delivered by Buyer and constitutes (or will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

               (b) Except as disclosed on Schedule 5.1(b), the execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of
(i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, any Requirement of Law applicable to Buyer or its property or assets. No material consent, approval, license, permit order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation by Buyer of the Transactions, other than (A) as disclosed on Schedule 5.1(b), (B) compliance with and filings under the HSR Act and (C) those that may be required solely by reason of Sellers' (as opposed to any other third party's) participation in the transactions contemplated hereby.

          5.2 ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer.

          5.3 INCONSISTENT REPRESENTATIONS. In connection with the Financing, Buyer intends to enter into loan documentation which will contain representations and warranties and related disclosure schedules ("Buyer's Schedules") relating to the Business. Prior to the Closing, Buyer will provide to MagneTek copies of the sections of the applicable loan documentation containing such representations and warranties and any sections thereof necessary to interpret such representations and warranties and copies of the related Buyer's Schedules. If any such representation or warranty or the material contained on any such Buyer's Schedule, when fairly interpreted in the context of such loan documentation, would, if true, evidence a breach of any of the representations and warranties of Sellers in this Agreement, then Sellers shall be permitted to modify the Schedules hereto to include information contained in such

Buyer's Schedule to the extent that such inclusion would cure such breach. For purposes of the rights and obligations of the parties hereunder, any Schedule so modified shall be deemed to have been modified as of the date of this Agreement. Nothing in this Section 5.3 should be construed to imply that as of the date hereof, Buyer is aware of or intends to make any representation or warranty that would permit Sellers to make any such modification to the Schedules hereto.

                                   ARTICLE VI

                              COVENANTS OF SELLERS

          Sellers covenant and agree as follows:

          6.1 ACCESS. Subject to the provisions of Section 7.1 hereof, prior to the Closing, Sellers will give, and with respect to clause (ii) below, will cause Sellers' Accountants to give, Buyer and its representatives, employees, counsel and accountants, together with representatives of Persons providing financing to Buyer for the Transactions, with reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records (including portions pertaining primarily to the Business or Sellers' Tax returns most recently filed and those in preparation, audit work papers and other records of Sellers' Accountants and financial and other operating data and information to the extent relating primarily to the Business, the Assets or the Assumed Liabilities) of the Business for purposes of investigating its assets, operations, prospects, obligations and liabilities; provided, however, that such access does not unreasonably disrupt the normal operations of the Business. Notwithstanding anything contained herein to the contrary, neither (i) any such investigation nor (ii) the direct or indirect ownership of any interest in Buyer by any Person providing any information on behalf of Seller in connection with such investigation or the participation by any such Person in the preparation of the Schedules hereto shall affect or otherwise diminish or obviate in any respect any of the representations and warranties of Sellers or their respective indemnification obligations contained in this Agreement or any Transaction Document to which either Seller is or will be a party, except that any representation or warranty qualified by reference to the Knowledge of Sellers shall be subject to the provision of the definition of such term with respect to the knowledge of Blair Simmons and Richard Baumhauer. Additionally, subject to the provisions of Section 7.1 hereof and to prior notification and the consent (which will not be unreasonably withheld or delayed) of Buyer, Buyer and such representatives may contact the principal customers and suppliers of the Business for purposes of the foregoing investigation.

          6.2 ORDINARY CONDUCT. Except as contemplated by this Agreement or as set forth in Schedule 6.2, from the date hereof to the Closing, Seller agrees to cause the business of the Business to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts, consistent with past practices to preserve intact the present organization of the Business and its relationships with customers, suppliers, employees and agents and others with whom the Business deals. Except as contemplated by this Agreement, Sellers will not, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, take any action, or deliberately omit to take any action which in the ordinary course it would have taken, in either case which would cause the representations and warranties of Sellers herein to be untrue in any material respect except insofar as either Seller may enter into a Contract which would be required to be listed on Schedule 4.7 hereto were it in existence on the date hereof.

          6.3 INSURANCE. Sellers shall keep, or cause to be kept, all insurance policies presently maintained relating to the Business and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date with their current insurers, or other financially sound insurers, insuring against the types of risks currently insured against in at least such amounts as are currently insured against.
Buyer will not have any rights under any such insurance policies from and after the Closing Date.

          6.4 TITLE COMMITMENT. Buyer intends to obtain, prior to the Closing and at the shared expense of Sellers and Buyer, a standard form commitment for an owner's policy of title insurance (the "Title Commitment") issued by Chicago Title Insurance Company in amounts equal to the appraised value of the Clawson Facility and the Peck Facility as set forth in customary, third-party appraisals, such appraisals to be procured at Buyer's expense. The Title Commitment shall not contain any material exceptions to title except (a) the standard exceptions to title customarily contained in such title commitments in Michigan and which cannot be omitted on the basis of one or more affidavits of the applicable Seller, (b) Permitted Liens, except without duplication, and
(c) such other Liens of record, if any, provided the same are consented to in writing by Buyer. No later than five (5) Business Days prior to the Closing, Buyer shall notify Sellers if it believes the Title Commitment fails to conform to the foregoing, and in the absence of such notification, the Title Commitment will be deemed for all purposes hereof so to conform. In the event of any such objection which is appropriate and remediable by Sellers, Sellers shall remediate the problem unless the required actions would entail expenditures in excess of $500,000, in which case Buyer shall have the option, exercisable within two

(2) Business Days, of terminating this Agreement or accepting the property with a further purchase price adjustment of $500,000. If the Buyer so elects to proceed, the Title Commitment shall be deemed for all purposes hereof to conform with this Section 6.4.

          6.5 ACQUISITION PROPOSALS. From and after the date hereof until the termination hereof, without the written consent of Buyer, neither Seller shall
(i) solicit or initiate discussions with any Person, other than the Buyer, its Affiliates and their respective designees and agents, relating to the possible acquisition, whether by way of merger, reorganization, purchase of capital stock, purchase of assets or otherwise (any such acquisition being referred to in this section as an "Acquisition Transaction"), of any material interest in the Business or any material Asset, (ii) provide Confidential Information with respect to the Business or any Asset to any Person, other than Buyer, its Affiliates and their respective designees and agents, in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any Person, other than Buyer, its Affiliates and their respective designees and agents, concerning a possible Acquisition Transaction. If either Seller receives an unsolicited offer or proposal relating to an Acquisition Transaction, such Seller shall immediately reject such offer and notify Buyer and provide information to Buyer as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal. The parties recognize and acknowledge that a breach by any Seller of Section 6.5 will cause irreparable and material loss and damage for Buyer, the amount of which cannot be readily determined and as to which it will not have any adequate remedy at law or in damages. Accordingly, in addition to any remedy Buyer may have in damages by an action at law, it shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach.

          6.6 ACCOUNTS RECEIVABLE. Each Seller agrees promptly to forward to Buyer any and all proceeds from accounts receivable of the Business that are received by such Seller after the Closing Date. If, after the Closing Date, either Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to such Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to the Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then such Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the invoice date thereof.

          6.7  DISCLOSURE OF INFORMATION; NON-COMPETITION.

               (a) From and after the Closing, Sellers shall not use or disclose to any Person, except as required by any Requirement of Law, any Confidential Information (as hereinafter defined), for any reason or purpose whatsoever, nor shall they make use of any of the Confidential Information for their own purposes or for the benefit of any Person except Buyer or any of its Affiliates. For purposes of this Agreement, "Confidential Information" shall mean all information of a proprietary nature relating to Controls, the Business or the Assets (other than information which is in the public domain at the time of receipt thereof by the receiving Person or is in such Person's possession at the time of its use or disclosure by Sellers, in either case other than as a result of the breach by the Sellers of its agreement hereunder).

               (b) Each of the Sellers acknowledges and recognizes that the Business has been conducted by the Sellers, and substantial sales of its products have been made, throughout the United States, and further acknowledges and recognizes the highly competitive nature of the industry in which the Business is involved. Accordingly, in consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of and as an inducement to the Buyer to consummate the transactions contemplated hereby, the Sellers shall not from and after the Closing until the third anniversary of the Closing Date (i) directly or indirectly engage, whether or not such engagement shall be as a partner, stockholder, Affiliate or other participant, in any Competitive Business, or represent in any way any Competitive Business, whether or not such engagement or representation shall be for profit, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Buyer and any other Person, including, without limitation, any customer, supplier or employee of the Buyer, (iii) induce any employee of the Buyer or the Business to terminate his employment with the Buyer or the Business or to engage in any Competitive Business in any manner described in the foregoing clause (i) (as well as an officer or director of any Competitive Business), or (iv) affirmatively assist or induce any other Person to engage in any Competitive Business in any manner described in the foregoing clause (i) (as well as an officer or director of any Competitive Business). As used herein, "Competitive Business" shall mean any business involving the sale of any of the products described on Schedule 6.7 hereto in any city or county in any state of the

United States or anywhere outside the United States. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit MagneTek from manufacturing, marketing or distributing any medium-voltage starter products after the first anniversary of the Closing Date, PROVIDED, that, with respect to such product, during the period prior to the third anniversary MagneTek will not market to or solicit sales from the principal existing customer of the Business for such product. MagneTek will not be permitted, however, to incorporate in any manner whatsoever into its medium-voltage starter products any technology that is included in the Assets, except to the extent such technology is in the public domain. Anything contained in this Section 6.7 to the contrary notwithstanding, the acquisition by any of the Sellers of any Person, less than 10% of the gross revenues of which are derived in a Competitive Business, shall not constitute a breach of this Section 6.7 if such Competitive Business of such Person is sold or otherwise disposed of or discontinued within the year following such acquisition. In addition, nothing in this Agreement shall prohibit either Seller from acquiring (i) no more than 15%, in the case of a privately held Person and (ii) no more than 5%, in the case of a Person whose securities are actively traded in any securities market worldwide, of the securities of any class, of a Person engaged in a Competitive Business.

               (c) It is the desire and intent of the parties that the provisions of this Section 6.7 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this
Section 6.7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such provision of this Section 6.7 in the particular jurisdiction in which such adjudication is made.

               (d) The parties recognize and acknowledge that a breach by any Seller of this Section 6.7 will cause irreparable and material loss and damage to Buyer, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages. Accordingly, in addition to any remedy Buyer may have in damages by an action at law, it shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach.

          6.8 ASSETS. If, after the Closing Date, Assets shall remain on the premises utilized or controlled by Sellers or any Affiliate thereof, then Sellers shall take reasonable steps at the expense of Sellers to deliver such Assets to Buyer, and so long as such assets remain in such Seller's or Affiliates' control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

          6.9 REMOVAL OF LIENS. Following the date hereof, Sellers shall use commercially reasonable efforts to (a) remove any Liens listed on Schedule 4.4 that are indicated as requiring removal prior to the Closing Date and (b) obtain all assignments necessary to vest in the Sellers all right, title and interest in and to the Intellectual Property Rights listed on Schedule 4.6 that are not currently held in the name of Sellers.

                                   ARTICLE VII

                               COVENANTS OF BUYER

          Buyer covenants and agrees as follows:

          7.1 CONFIDENTIALITY. Buyer acknowledges that the information being provided to it by Sellers is subject to the terms of a confidentiality agreement between Buyer and Sellers (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate and be of no further effect; PROVIDED, HOWEVER, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating to the Business; and PROVIDED, FURTHER, HOWEVER, that Buyer acknowledges that any and all other information provided to it by Sellers or Sellers' representatives concerning either Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

          7.2 ACCOUNTS RECEIVABLE. Buyer agrees to promptly forward or cause to be forwarded to the applicable Seller any and all proceeds from accounts receivable of such Seller that are received by Buyer after the Closing Date. If, after the Closing Date, Buyer receives any payment from any person who at the time of such payment has Seller Accounts Receivable and Buyer Accounts Receivable, and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Sellers and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the invoice dates.

          7.3 EXCLUDED ASSETS. If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then Buyer shall take reasonable steps at the expense of the applicable Seller to deliver such Excluded Assets to such Seller, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

          7.4 INSURANCE. Buyer shall secure insurance with respect to the Business from the Closing Date covering general liability and products liability in amounts customary for the industry in which the Business operates.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

          Each of Seller and Buyer covenant and agree as follows:

          8.1  HSR FILINGS; PERMITS AND CONSENTS.

               (a) Each Seller and Buyer have filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each Seller and Buyer shall furnish to the other party necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Sellers and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each Seller and Buyer will use all reasonable efforts to obtain any clearance required under the HSR Act for the Transactions.

               (b) As promptly as practicable after the date hereof, Buyer and Sellers shall make all other filings with Governmental Authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Sellers shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Buyer and Sellers shall use commercially reasonable efforts to obtain such consents to the assignment of the Assigned Contracts as may be required; PROVIDED, HOWEVER, that such commercially reasonable efforts shall not include any requirement that Buyer or Sellers commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any Contract or any Claim or right with respect to any benefit arising thereunder or resulting therefrom, or any Permit, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way affect the rights or obligations of Buyer or Sellers thereunder. Except as set forth in Section 2.7 or 11.4, Sellers shall be responsible for the cost of complying with or obtaining the consent to or approval of the Transactions contemplated hereby of any Person or Governmental Authority including, without limitation, any such approval or consent required by any safety, health, environmental or other Requirement of Law which is applicable to the Business.

               (c) With respect to each such Assigned Contract not assigned on the Closing Date, after the Closing Date the applicable Seller shall continue to deal with the other contracting party(ies) to such Assigned Contract as the prime contracting party, and Buyer and such Seller shall continue to use reasonable efforts to obtain the consent of all required parties to the assignment of such Assigned Contract. Such Assigned Contract shall be promptly assigned by the applicable Seller to Buyer after receipt of such consent after the Closing Date. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Assigned Contract accruing after the Closing Date to the extent that the applicable Seller may provide Buyer with such benefits without violating the terms of such contract; and to the extent such benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of such Seller to be performed under such Assigned Contract after the Closing Date.

          8.2 COOPERATION. Buyer and Sellers shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business to Buyer and to minimize any disruption to the respective businesses of Sellers or the Business that might result from the Transactions, including that to the extent that Continental Illinois National Bank and Trust Company of Chicago and Bank of America in Simi Valley agree to transfer to Buyer the lock boxes maintained by Sellers with such banks (respectively, lock box no. 98438 and 53768), Sellers shall cooperate in such transfers.. Neither party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

          8.3 PUBLICITY. Sellers and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued without the prior consent of Sellers, on the one hand, or Buyer, on the other hand (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Requirement of Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          8.4 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8.1), each party will use all reasonable efforts to cause the Closing to occur.

          8.5 RECORDS. On the Closing Date, Sellers shall deliver or cause to be delivered to Buyer all Records (to the extent not then in the possession of the Business), except any Records relating primarily to Excluded Liabilities (including, without limitation, to Sellers' Tax liability or to any litigation or claim not assumed by Buyer hereunder). After the Closing, upon reasonable written notice and at Buyer's sole expense, Sellers agree to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to all such information relating to the Business in such Seller's possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax Claim or assessment and will permit such representatives to make abstracts from or copies of any such records, the out-of-pocket expense of which shall be entirely borne by Sellers; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of such Seller. Buyer shall, and shall cause its representatives to, use the information provided pursuant hereto solely for the purposes for which it may be requested set forth herein.

          8.6 ACCESS TO FORMER BUSINESS RECORDS. Buyer will retain all historical accounting, financial and Tax Records and all Records relating to the manufacture of products sold by the Business prior to the Closing Date for a period of seven (7) years following the Closing, and Buyer will retain all other material Records for a period of at least three (3) years following the Closing. During such periods, upon reasonable written notice and at Buyer's sole expense, Buyer will afford authorized representatives of either Seller (including their respective auditors) access to such Records at reasonable times and during normal business hours at the principal business office of the Business, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, at such Seller's sole cost and expense. During such periods, Buyer will, upon the reasonable request of either Seller and at such Seller's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures without regard to any employee cost or other overhead expenses), cooperate with such Seller in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which such Seller or any of its Affiliates is subject relating to the business of the Business prior to the Closing; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Buyer. Sellers shall, and shall cause their representatives to, use the information provided pursuant hereto solely for the purposes for which it may be requested as set forth herein. Following the expiration of the aforesaid three-year or seven-year period as applicable, Buyer may dispose of such work papers, books and records at any time upon giving 30 days' prior written notice to Sellers, unless Sellers agree to take possession of such work papers, books and records within such 30 days at no expense to Buyer.

          8.7  USE OF TRADEMARK AND TRADE NAMES.

               (a) Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for the period after the Closing Date necessary to permit the removal of such names as promptly as is reasonably feasible, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Business' former affiliation with MagneTek (e.g., "formerly a division of MagneTek, Inc.") and
(iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted.

               (b) Notwithstanding anything to the contrary in this Agreement, Sellers may continue to use the name "MagneTek Controls" and related trademarks and trade names incorporating "MagneTek Controls," and any stylized "MagneTek Controls" logos.

          8.8 REQUIRED MODIFICATIONS OR REPLACEMENTS OF PRODUCTS. The following provisions of this Section 8.8 shall govern the responsibilities of Buyer and Sellers regarding Required Modifications:

               (a) Buyer shall advise the appropriate Seller promptly after an officer of Buyer shall have concluded that there is a reasonable likelihood that a Required Modification to any product shipped by the Business prior to the Closing Date would materially affect the amount or likelihood of any related liability with respect to such product for which Sellers would be obligated to indemnify Buyer.

               (b) Whether or not Buyer gives the foregoing notice, Buyer shall make any Required Modifications, at the reasonable request and expense pursuant to Section 8.3(c) of the applicable Sellers, to products shipped by the Business prior to the Closing Date which are necessary or advisable, in the reasonable discretion of the applicable Seller. If the cost to such Seller under
Section 8.8(c) of implementing any such Required Modification exceeds the cost to such Seller of replacing such products, Buyer shall replace such products. The obligation of Buyer hereunder shall include, but not be limited to, such actions as such Seller may reasonably request for (i) the notification of customer and other third parties in possession of the applicable products, (ii) the shipping of such products, if necessary, to and from Buyer's facilities for modification, improvement, enhancement or replacement, (iii) production of replacement products, parts or supplies necessary for the implementation of the product modification, enhancement, improvement or placement, (iv) the installation, modification or replacement of the product by personnel of Buyer, either at the customer's location or at Buyer's facilities, as appropriate, and
(v) recordkeeping and reports with respect to such product modifications, enhancements, improvements or replacements to the extent required by law or reasonably requested by Seller.

               (c) The applicable Seller shall reimburse Buyer for direct manufacturing, installation, labor and materials costs incurred by Buyer in installing or implementing any Required Modification under Section 8.8(b) or in producing any replacement products, parts or supplies under Section 8.8(b), together with all reasonable out-of-pocket shipping, postage and printing and other costs incurred by Buyer in connection therewith.

          8.9 ASSUMED LITIGATION. Notwithstanding any other provision of this Agreement, upon the Closing Buyer will assume, to the extent herein set forth, liability for claims alleging personal injury, illness or other Loss based upon exposure or alleged exposure prior to or following the Closing Date to asbestos occurring in the industrial brake product line no longer manufactured by the Business ("Asbestos Claims"), only as follows:

               (a) during the two (2) years immediately succeeding the Closing Date, Buyer shall assume responsibility (with commercially reasonable assistance as to information, case histories and similar matters from Sellers) for the administration of Asbestos Claims and all related litigation, such that, by the end of such two-year period, the administration thereof shall have become Buyer's responsibility entirely;

               (b) during the five (5) years immediately succeeding the Closing Date, the Losses from Asbestos Claims and/or related litigation shall be shared equally as between Sellers, on the one hand, and Buyer, on the other hand, PROVIDED, that notwithstanding anything to the contrary contained herein, Buyer's share of such Losses shall not exceed $100,000 during either the first or second twelve-month periods or $200,000 during any of the third, fourth or fifth twelve-month periods of such five (5) year period; and notwithstanding anything to the contrary in Article X, amounts so expended shall not be considered to contribute to or count against the minimum and aggregate maximum amounts for which indemnification is provided in Article X hereof; and

               (c) from and after the fifth anniversary of the Closing Date, Buyer shall be liable for all Losses arising from Asbestos Claims, and, notwithstanding anything to the contrary in Article X, Seller shall be indemnified therefor under Section 10.2(c) without application of any minimum or aggregate maximum amount for which indemnification is so provided in Article X.

          8.10 WAIVER OF BULK SALES LAW COMPLIANCE. Buyer hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions (the "Bulk Sale Laws").

          8.11 FURTHER INSTRUMENTS AND ASSURANCES. Sellers shall, at any time and from time to time after the Closing, upon the reasonable request of and at the expense of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, transfers, conveyances, assignments or assurances as may reasonably be required for better selling, transferring, conveying, assigning and assuring to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, any of the Assets. Similarly, Buyer shall, at any time and from time to time after the Closing, upon the reasonable request of and at the expense of Sellers, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, transfers, conveyances, assignments or assurances as may reasonably be required for better effectuating the assumption by Buyer of the Assumed Liabilities.

                                   ARTICLE IX

                            EMPLOYEE BENEFIT MATTERS

          9.1 EMPLOYEE RETENTION. Buyer shall offer employment to commence as of the Closing Date to all Business Employees, at substantially the same salaries and wages (including division-level, but not MagneTek-wide bonus and incentive programs) and except as provided in Section 9.2, on substantially the same terms and conditions as those in effect immediately prior to the Closing Date (any such employees who accept such offer of employment being referred to herein as the "Hired Employees"). Buyer shall have no obligation to offer employment to and shall have no other liability to any Business Employee who, on the Closing Date, is not actively employed or is on disability, leave of absence (but not vacation, illness leave or maternity leave), military service leave or lay-off (whether or not with recall rights), or whose employment has been terminated (voluntarily or involuntarily) or who has retired prior to the Closing Date. Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Business Employee within the sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities, if any, under the Worker Adjustment and Retraining Notification Act (the "WARN Act") arising out of the Transactions but no other actual or potential liability of Sellers, whether by Contract or Requirement of Law, relating to termination or severance of Business Employees.

          9.2  EMPLOYEE BENEFIT PLANS.
               (a) Effective as of the Closing Date, (i) Hired Employees shall cease accruing any benefits under any Seller Plan, and Sellers shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation and (ii) Buyer shall establish employee benefit plans providing benefits which in the aggregate are substantially the same as the benefits provided to Business Employees under the Seller's Plans listed on
Schedule 4.9(a), (b) and (c) as described to Buyer in the materials referred to in Section 4.9 (provided that Buyer shall have no obligation to, and shall not, establish a defined benefit pension plan or a retiree health or life insurance benefit plan) (the "Buyer's Benefit Plans"). With respect to the Buyer's Benefit Plans, Buyer shall grant all Hired Employees from and after the Closing Date credit for all service with the applicable Seller and its Affiliates and their respective predecessors prior to the

Closing Date for all purposes for which such service was recognized by either Seller and its Affiliates. With respect to Buyer's Benefit Plans that provide medical or dental benefits after the Closing Date, such plans shall waive any exclusions or limitations with respect to pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date by a Hired Employee or his covered dependents shall be taken into account under such Buyer's Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer shall also cause its health plan(s) to be responsible for all health benefit claims by Hired Employees and their covered dependents for services rendered after the Closing Date.

               (b) On or prior to the Closing Date, Sellers shall cause all Business Employees to be fully vested in all benefits accrued as of the Closing Date under the MagneTek, Inc., FlexCare Plus Retirement Pension Plan and the MagneTek, Inc., FlexCare Plus Retirement Savings Plan.

               (c) Sellers shall be solely responsible for and shall pay when due any amounts payable under any Sellers' Plan in respect of the Transactions including, without limitation, under the Bonus Agreements. Notwithstanding the foregoing, no Hired Employee shall be entitled to receive, and no Seller shall be required by the terms of this Agreement to pay to any Hired Employee, any portion of the executive incentive compensation plan for fiscal years 1994 or 1995.

          9.3 VACATION AND HOLIDAY PAY. As of the Closing Date, Buyer shall assume all of Sellers' obligations for vacation and holiday pay to all Hired Employees.

          9.4 ACCESS TO INFORMATION. Commencing with the date hereof and continuing to the Closing Date and thereafter, Sellers shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Business Employee, including, but not limited to, compensation and employment histories.

          9.5 NO THIRD PARTY BENEFICIARY. Nothing contained in this Article IX or elsewhere herein shall confer upon any Hired Employee or Business Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any right to employment or continued employment or to any benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of either Seller or of Buyer, nor shall anything contained in this Article IX or elsewhere herein constitute a limitation on or restriction against the right of either Seller

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

or of Buyer to amend, modify or terminate any such plan, policy or arrangement or the terms or conditions of employment.

                                    ARTICLE X

                                 INDEMNIFICATION

          10.1 INDEMNIFICATION BY SELLERS. Subject to the terms and conditions of this Article X, Sellers shall, jointly and severally, indemnify Buyer and each of its officers, directors, employees, agents, Affiliates and successors and assigns in respect of all or substantially all of the Business, against, and hold them harmless from, any Loss sustained, suffered or incurred by any such Indemnified Person (other than any relating to environmental matters, for which indemnification provisions are set forth in Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of either Seller contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant or agreement of either Seller contained in this Agreement or any other Transaction Document or (c) if the Closing occurs, the existence of, or the failure of such Seller to pay, perform and discharge when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of the failure of such Seller to comply with any Bulk Sales Laws referred to in
Section 8.10); PROVIDED, HOWEVER, that neither Seller shall have any liability under clause (a) of this Section 10.1 unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis together with Losses for which Buyer is indemnified under Section 10.3, an amount equal to $500,000 (and then only to the extent of any such excess); and PROVIDED FURTHER, HOWEVER, that Sellers' aggregate liability under clause (a) of this Section 10.1, clause (c) of this
Section 10.1 (with respect to Excluded Liabilities other than Specifically Excluded Liabilities) and Section 10.3 shall in no event exceed $15,000,000. Sellers shall have no obligation to indemnify Buyer with respect to any Loss, including but not limited to, any breach of the representations set forth in
Section 4.5, which are within the scope of the Title Policy procured in accordance with the Title Commitment referred to in Section 6.4, and Buyer agrees that its sole recourse with respect to such matters shall be against the issuer of such Title Policy.

          10.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article X, Buyer shall indemnify Sellers and each of their respective officers, directors, employees, agents, Affiliates and successors and assigns in respect of all or substantially all of the Business, against, and hold them harmless from, any Loss sustained, suffered or incurred by any such Indemnified Person (other than any relating to

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

environmental matters, for which indemnification provisions are set forth in
Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant or agreement of Buyer contained in this Agreement or any other Transaction Document, (c) if the Closing occurs, the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed Liabilities and (d) any violation of a Requirement of Law with respect to the Business for which Buyer is responsible other than those for which indemnification of Sellers by Buyer is provided in Section 10.3; PROVIDED, HOWEVER, that Buyer shall not have any liability under clause (a) of this
Section 10.2 unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis, together with Losses for which Sellers are indemnified under Section 10.3, an amount equal to $500,000 (and then only to the extent of such excess); and PROVIDED FURTHER, HOWEVER, that Buyer's aggregate liability under clause (a) of this
Section 10.2 shall in no event exceed $15,000,000.

          10.3 INDEMNIFICATION FOR ENVIRONMENTAL MATTERS. Subject to the terms and conditions of this Article X, Sellers, jointly and severally, shall indemnify and hold Buyer harmless from and against all Losses (i) resulting from claims or demands by any Governmental Authority or any third party which is unrelated to Buyer or its Affiliates arising under (A) any Environmental Law, or
(B) under any common law tort claim theory applicable to Hazardous Materials or
(ii) Hazardous Materials remediation otherwise specifically required to be performed or conducted by any Environmental Law, in each case to the extent such Losses (a) are attributable, based on events, facts or circumstances existing or occurring prior to the Closing Date, to the Business or any premises owned, operated or otherwise used by either Seller prior to the Closing Date including, without limitation, any Business Property (a "Seller Facility") or to Hazardous Materials transported offsite from a Seller Facility for treatment, storage, disposal or otherwise prior to the Closing Date and (b) exceed, on a cumulative basis together with Losses for which Buyer is indemnified under clause (a) of
Section 10.1, an amount equal to $500,000 (but only to the extent of such excess); and PROVIDED, FURTHER, that Sellers' aggregate liability under clause (a) of this Section 10.3, Section 10.1 and clause (c) of Section 10.1 (with respect to Excluded Liabilities other than Specifically Excluded Liabilities) shall in no event exceed $15,000,000. Sellers' indemnification liability hereunder shall in no event be construed to extend to or include any remediation arising as a result of the presence of asbestos in or upon any of the improvements located on the Business Property at any time, other

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

than any reasonably necessary to remediate or contain friable asbestos at the Closing Date, which shall be included in the indemnification provided in this
Section 10.3. Sellers' obligation to indemnify Buyer under this Section 10.3 shall expire on the third anniversary of the Closing Date, and Buyer hereby expressly releases Sellers, but not any Person (other than successors and assigns of, or Indemnified Persons related to, either Seller) from and after such third anniversary from any liability in respect of the matters covered by such indemnification, whether arising by statute or common law, or otherwise. Buyer shall indemnify and hold Sellers harmless from and against all Losses resulting from claims or demands by any Governmental Authority or private party that is unrelated to Sellers arising under any Environmental Law, or under any common tort claim theory applicable to Hazardous Materials to the extent such Losses are attributable to Buyer's operation of any Business Property (but not as to Hazardous Materials present at such property on or prior to the Closing
Date) or conduct of the Business (whether by commission or omission) after the Closing Date. Nothing in this Section 10.3 shall be interpreted to limit Buyer's obligations in respect of the Asbestos Claims as set forth in
Section 8.9.

     10.4 LOSSES NET OF INSURANCE, ETC.

               (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Balance Sheet.

               (b)  If the Indemnifying Person makes any payment under this
Article X in respect of any Loss, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

               (c) Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

               (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses either may incur arising from or relating to the Transactions, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation; PROVIDED, HOWEVER, that the foregoing shall not be interpreted to limit the types of remedies, including specific performance or other equitable remedies, which may be sought by an Indemnified Person in connection with a breach of any covenant or agreement contained in this Agreement, or in respect of any third party, regardless of the monetary Loss such Indemnified Person has sustained, provided that the Losses of such person in connection with the pursuit of such remedy shall be subject to all of the provisions of this Article X.

          10.5 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, (A) pursuant to Sections 10.1(a) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.8 and (B) pursuant to Section 10.3, shall terminate as set forth therein; PROVIDED, HOWEVER, that as to clauses (A) and (B) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person.

          10.6 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN FOR TAX CLAIMS). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim promptly, and in all events within ten (10) Business Days after receipt by such Indemnified Person of actual notice of such Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim; PROVIDED, HOWEVER, that failure to provide such notices and documents shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure.

          If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person by sending a written notice to the Indemnified Person within 30 days of delivery of the Claims Notice notifying him or it that the Indemnifying Person acknowledges its indemnification liability with respect to Losses, if any, of the Indemnified Person arising from the Third-Party Claim and is assuming the defense

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

of such Third-Party Claim; PROVIDED, HOWEVER, that in the event that the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Person) that there is actually or is reasonably likely to be a conflict among or between the Indemnified Person and Indemnifying Persons, the Indemnified Person may obtain separate counsel reasonably satisfactory to the Indemnifying Person (but in no event more than one such counsel at the expense of the Indemnifying Party in any matter) and the Indemnified Person shall cause such counsel to cooperate with the Indemnifying Party in the defense of the overall action. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except to the extent set forth in the preceding sentence. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof. If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 8.6 hereof to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, (i) the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed) and (ii) the Indemnifying Person shall not enter into any such settlement, compromise or discharge that does not include, as one of its terms, the unconditional release of the Indemnified Person. Anything to the contrary contained in the first sentence of this Section 10.6 notwithstanding, the Indemnifying Person's acknowledgment of indemnification liability with respect to any Third Party Claim shall not preclude the Indemnifying Person from later contesting its indemnification liability vis-a-vis the Indemnified Person with respect to such Third Party Claim on the basis of developments following delivery of the Claims

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

Notice; PROVIDED, FURTHER, that the failure of the Indemnifying Person to send the Claims Notice within the 30 days set forth in the first sentence of this
Section 10.6 shall not affect the indemnification provided hereunder except to the extent the Indemnified Person shall have been actually prejudiced as a result of such failure. All Tax Claims (as defined in Section 10.7) shall be governed by Section 10.7.

          10.7 PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

               (a) If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

               (b) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that the Tax Indemnitor shall not admit liability or settle, compromise or discharge a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed; provided, however, that the failure of the Tax Indemnitor to give such notice to the Tax Indemnitee shall not affect the indemnification provided hereunder except to the extent the Tax Indemnitee shall have been actually prejudiced as a result of such failure. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis in the manner in Section 8.6 to provide additional information or explanation of

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

any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          10.8 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other Transaction Document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.1(a) and 10.2(a) and, except as set forth in the next sentence, shall terminate at the close of business eighteen months after the Closing Date. The representations and warranties in Section 4.1(a), 4.4, the second sentence of Section 4.6(a) and 5.1(a) shall not terminate and shall remain in full force and effect without time limit, and the representations and warranties in Section 4.3 shall terminate upon expiration of the applicable statute of limitations (including any extensions thereof agreed to by Sellers). The representations and warranties relating to environmental matters in Section 4.10 shall not survive the Closing.

          10.9 PARTIES FREE TO REFER TO OBLIGATIONS OF THE OTHER. Notwithstanding anything to the contrary herein, neither Sellers nor Buyer shall be prohibited or restricted from asserting any defense vis-a-vis a third party to any liability or obligation with respect to any Excluded Liabilities or Assumed Liability, as the case may be, including, without limitation, asserting that any such Excluded Liability or Assumed Liabilities, as the case may be, is the liability or obligation of the other party or parties.

          10.10 INTEREST. Any amounts determined to be owing to any Indemnified Person for indemnification under this Article X shall bear interest at the reference rate announced from time to time by the San Francisco branch of Bank America from the date that the subject Loss was suffered or incurred until the date paid to such Indemnified Person.

                                   ARTICLE XI

                               GENERAL PROVISIONS

          11.1 BENEFITS OF AGREEMENT; ASSIGNMENT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; PROVIDED, HOWEVER, that (a) MagneTek may assign this Agreement to any Person who acquires substantially all of the assets of MagneTek and (b) Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, any of its rights in, to and under this Agreement, including, without limitation, the right to purchase all or any

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

part of the Purchased Assets, but in no event shall any such transfer or assignment relieve Buyer of its obligations under this Agreement, and (c) Buyer may assign its rights hereunder to or for the benefit of any Person holding a financial obligation of Buyer issued in connection with the Financing of the transactions contemplated thereby or in connection with any renewal, extension, modification, amendment, refinancing, refunding or replacement of any such financial obligation.

          11.2 NO THIRD-PARTY BENEFICIARIES. Except as provided in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          11.3 TERMINATION.

               (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (except as set forth in Section 11.3(c)) and the Transactions abandoned at any time prior to the Closing Date:

                    (i) by mutual written consent of each Seller and Buyer;

                    (ii) by either Seller if any of the conditions set forth in Section 3.2 shall have become incapable of fulfillment, and shall not have been waived by such Seller;

                    (iii)  by Buyer if any of the conditions set forth in
          Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                    (iv) by either party hereto, if the Closing does not occur on or prior to June 30, 1994; PROVIDED, HOWEVER, that such date shall be extended to July 1, 1994 solely in the event the waiting period under the HSR Act shall not have been terminated prior to June 30, 1994.

               (b) In the event of termination by Sellers or Buyer pursuant to this Section 11.3, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

                    (i) Buyer shall return all documents and copies and other material received from each

          Seller relating to the Transactions, whether so obtained before or after the execution hereof, to such Seller;

                    (ii) all confidential information received by Buyer with respect to the Business and Sellers shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

               (c) If this Agreement is terminated pursuant to its terms and the transactions contemplated hereby are abandoned as described in this Section 11.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section
11.4 relating to certain expenses, (iii) Section 8.3 relating to publicity,
(iv) Section 12.5 relating to attorneys' fees and expenses, (v) Section 11.11 relating to finder's fees and broker's fees and (vi) this Section 11.3. Nothing in this Section 11.3 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          11.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Section 11.4, Section 2.7 or elsewhere in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses. Notwithstanding the foregoing, Sellers, on the one hand, and Buyer, on the other hand, shall share equally all transfer, sales, use or other transaction Taxes, charges or impositions, title charges, survey costs, lien search and similar fees relating to the sale of the Assets (but not such as relate to (i) the financing thereof by Buyer, such as loan commitment fees and expenses of its financing sources, all of which shall be borne entirely by Buyer) or (ii) any Tax imposed on the net income of either Seller as a result of the Transactions; PROVIDED, HOWEVER, that each party shall pay its own HSR Act filing fees.

          11.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

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          11.6 AMENDMENT, MODIFICATION AND WAIVER.  No amendment to this
Agreement shall be effective unless it shall be in writing and signed by both parties hereto. The waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered as a waiver by such party of any other covenant, condition or promise. The delay in pursuing any remedy or in insisting upon full performance for any breach or failure of any covenant, condition or promise shall not prevent a party from later pursuing any remedies or insisting upon full performance for the same or any similar breach or failure, subject to the provisions of Article X in respect of any remedy available thereunder and to all defenses a party may have in respect of such delay.

          11.7 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (i)  if to Buyer, to:

                    Controls Acquisition Corporation
                    c/o First Atlantic Capital, Ltd.
                    135 East 57th Street
                    New York, New York  10022
                    Attention:  Mr. James A. Long
                    Telephone:   (212) 750-0300
                    Telecopier:  (212) 750-0954

                    with a copy to:

                    O'Sullivan Graev & Karabell
                    30 Rockefeller Plaza
                    New York, New York  10112
                    Attention:Frederick M. Bachman, Esq.
                    Telephone:   (212) 408-2400
                    Telecopier:  (212) 408-2467

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

               (ii) if to Seller, to:

                    MagneTek, Inc.
                    11150 Santa Monica Boulevard
                    15th Floor
                    Los Angeles, California  90025
                    Attention:  Samuel A. Miley, Esq.
                                General Counsel
                    Telephone:   (310) 473-6681
                    Telecopier:  (310) 477-9105

                    with a copy to:

                    Gibson, Dunn & Crutcher
                    2029 Century Park East
                    Suite 4200
                    Los Angeles, California  90067
                    Attention:Jennifer Bellah, Esq.
                    Telephone:   (310) 557-8178
                    Telecopier:  (310) 277-5827

          11.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule to the extent such disclosure may be fairly interpreted as pertaining to matters addressed in other Schedules without reference to any undisclosed facts, and the failure to cross-reference Schedules is inadvertent. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          11.10 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings (including, without limitation, the letter of intent dated February 14, 1994, as amended to the date hereof) relating to such subject matter.

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          11.11     FEES.  Each party hereto hereby represents and warrants that
(a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are set forth on Schedule 11.11 hereto and (b) each party agrees that it will pay all fees or commissions which may be payable to such firm(s) retained by it or to which it is obligated.

          11.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          11.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

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

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                              SELLERS:
                              -------


                              MAGNETEK, INC.

                              By: /S/JOHN P. COLLING, JR.
                                 ------------------------
                              Name:  John P. Colling, Jr.
                              Title:  Vice President and
                                        Treasurer

                              MAGNETEK CONTROLS, INC.

                              By: /S/JOHN P. COLLING, JR.
                                 ------------------------
                              Name:  John P. Colling, Jr.
                              Title:  Vice President and
                                        Treasurer

                              BUYER:
                              -----


                              CONTROLS ACQUISITION CORPORATION

                              By: /S/BLAIR SIMMONS
                                 ------------------------
                              Name:  Blair Simmons
                              Title:  President and Chief
                                        Executive Officer


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